The Board of Trustees
Clearwater Investment Trust:

We consent to the use of our report incorporated by reference herein and to the references to our Firm under the headings FINANCIAL HIGHLIGHTS in Part A and Independent Accountants in Part B of the Registration Statement.




                                        KPMG LLP


Minneapolis, Minnesota
April 30, 2001